Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Enanta Pharmaceuticals, Inc. of our report dated November 19, 2025 relating to the financial statements, which appears in Enanta Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2025.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 13, 2026